Exhibit 10.26

10.26

Consent Degree dated January 11, 2005 among the State of New York, Erin M. Crotty, Commissioner of the Department of Environmental Conservation of the State of New York, New York State Electric and Gas Corporation, AEE2, L.L.C., et al.

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF NEW YORK

STATE OF NEW YORK, and ERIN M. CROTTY,	)
Commissioner of the Department of Environmental		)
Conservation of the State of New York,		)
)
Plaintiffs,		)
		)	Civ. No.
v.		)	Judge
)
New York State Electric & Gas Corporation,		)
AEE 2, L.L.C., AES Greenidge, L.L.C.,		)
AES Westover, L.L.C., AES Hickling, L.L.C.,	)
AES Jennison, L.L.C.,	)
)
Defendants.		)

CONSENT DECREE

WHEREAS Plaintiffs, the State of New York and Erin M. Crotty, Commissioner of the Department of Environmental Conservation of the State of New York (collectively the “State”), filed a Complaint in this Court on January     , 2005, against the New York State Electric & Gas Corporation (“NYSEG”), and AEE 2, L.L.C., AES Greenidge, L.L.C., AES Westover, L.L.C., AES Hickling, L.L.C., and AES Jennison, L.L.C. (collectively “AES”), pursuant to Clean Air Act, 42 U.S.C. § 7400 et seq. (including 7604(a)), sections 71-2103 and 71-2107 of the New York State Environmental Conservation Law (“ECL”) and New York State Executive Law § 63(12), for penalties and injunctive relief for alleged violations of, among other things:

(a)   the Clean Air Act’s New Source Review (“NSR”) provisions, including the Prevention of Significant Deterioration (“PSD”) provisions of 42 U.S.C. §§ 7470-92 and 40 C.F.R. § 52.21;

(b)   related state law provisions, 6 NYCRR §§ 200.10 and 201 (implementing the Title V provisions of the Act, 42 U.S.C. § 7661 et seq.); and

(c)   the common law of public nuisance regarding emissions of oxides of nitrogen (NOx) and sulfur dioxide (SO2) from the AES plants;

WHEREAS the alleged violations are based primarily upon actions and/or omissions of NYSEG, the prior owner/operator of the AES plants relevant herein, to which a Notice of Violation (“NOV”) was issued for certain of the alleged violations on or about May 25, 2000 regarding such actions and/or omissions;

WHEREAS NYSEG transferred ownership of the AES plants relevant herein to AES in 1999;

WHEREAS NYSEG and AES, each on their own behalf and without prejudice to the rights, arguments, and defenses of any prior owner of the AES plants relevant herein, deny the violations alleged in the Complaint, maintain that they have been and remain in compliance with the Clean Air Act and related state laws and are not liable for civil penalties or injunctive or declaratory relief;

WHEREAS the State, NYSEG and AES have agreed that, notwithstanding their respective positions on the issues herein, settlement of this action is in the best interest of the Parties and in the public interest and that entry of this Consent Decree without further litigation is the most appropriate means of resolving this matter; and

WHEREAS the State, NYSEG and AES (collectively, the “Parties”) have consented to entry of this Consent Decree without trial of any issue.

NOW, THEREFORE, without any admission of fact or law, without any adjudication on the merits of the allegations set forth in the NOV and the Complaint, and without any admission of the violations alleged in the NOV and the Complaint, it is hereby ORDERED AND ADJUDGED as follows:

I.              JURISDICTION AND VENUE

1.             The Court has jurisdiction of this matter pursuant to Section 304 of the Clean Air Act (42 U.S.C. § 7604) and pursuant to 28 U.S.C. §§ 1331, 1355, and 1367 and ECL §§ 71-2103 and 2107.  Solely for the purposes of this Consent Decree and the State’s underlying Complaint, AES waives all objections that it may have to the jurisdiction of the Court, and to venue.  Except as expressly provided for herein, this Consent Decree shall not create any rights in any Party other than the State, NYSEG and AES.

II.            APPLICABILITY

2.             The provisions of this Consent Decree shall apply to and be binding upon the State and upon AES and NYSEG, and their affiliates, successors and assigns.

3.             If AES proposes to sell or transfer any of its real property or operations subject to this Consent Decree, it shall advise the purchaser or transferee in writing of the existence of this Consent Decree before such sale or transfer.  The purchaser or transferee shall be made a Party-Defendant to this Consent Decree and thereby consent to joint and several liability with AES for all the requirements of this Consent Decree.  Upon a showing by AES and/or purchaser or transferee that: (a) the purchaser or transferee has the financial capability, technical capability, and recent history of compliance to justify a transfer of liability from AES to the purchaser or transferee; (b) the purchaser or transferee has contracted or will contract with AES to assume the obligations and liabilities applicable to each Unit (as defined in Paragraph 10) subject to such sale or transfer; and (c) AES and the purchaser or transferee have properly allocated any emission Allowance (as defined in Paragraph 16) or credit requirements under this Consent Decree that may be associated with each such Unit, the State shall agree to such a modification of this Consent Decree that shall make the purchaser or transferee solely liable as a party defendant to this civil action and Consent Decree for all requirements under this Consent Decree that are applicable to the purchased or transferred Unit.  The State shall respond to such a showing within forty-five days of its submission by AES or transferee, and the State’s agreement to such a modification of this Consent Decree shall not be unreasonably withheld.

4.             Nothing in this Consent Decree shall be construed to impede AES and any purchaser or transferee of real property or operations subject to this Consent Decree from contractually allocating as between themselves the burdens of compliance with this Consent Decree; provided, however, that both AES and such purchaser or transferee shall remain jointly and severally liable to the State for the obligations of this Consent Decree until such time as a modification to this Consent Decree occurs under Paragraph 3, except that AES shall not be liable for stipulated or other penalties for the acts and omissions of a bona fide purchaser of the assets.

5.             Notwithstanding any retention of contractors, subcontractors or agents to perform any work required under this Consent Decree, AES shall be responsible for ensuring that all work is performed in accordance with the requirements of this Consent Decree.  In any action to enforce this Consent Decree, AES shall not assert as a defense the failure of its employees, servants, agents, or contractors to take actions necessary to comply with this Consent Decree, unless AES establishes that such failure resulted from a Force Majeure (Section X) or (to the extent allowed under Section XI) by a Material Adverse Condition event, as defined in this Consent Decree.

III.           DEFINITIONS

The following definitions apply solely for purposes of this Consent Decree:

6.             “Consent Decree” means this Consent Decree and any Appendix thereto.

7.             “DEC” or “NYSDEC” refers to the New York State Department of Environmental Conservation.

8.             “Emission Reduction Credit” or “ERC” shall have the same meaning as under 6 NYCRR Subpart 231-2, specifically: “Any decrease in emissions of a nonattainment contaminant in tons per year, occurring on or after November 15, 1990: (i) which is surplus, quantifiable, permanent, and enforceable; and (ii) which results from a physical change in, or a change in the method of operation of an emission Unit subject to Part 201 of this Title; and (a) is quantified as the difference between prior actual annual emissions or prior allowable annual emissions, whichever is less, and the subsequent maximum annual potential; and (b) is certified in accordance with the provisions of [6 NYCRR Subpart] 231-2…”.

9.             “Good Faith Efforts” means for the first twelve months after Initial Operation (as defined in Paragraph 11) of the NOx and SO2 MPC Project (as defined in Paragraph 19) on Greenidge Unit 4 and, if applicable, Westover Unit 8, AES shall, in coordination with DEC, modify, as necessary, to achieve the emission limits identified in this Consent Decree, the NOx and the SO2 emission control systems, including adjustments to operational settings, without incurring capital expenditures in the aggregate in excess of 1.0 % of the total capital cost of the MPC Project or a CCP (as defined in Paragraph 18).

10.           “Unit” shall mean an electric generating unit at the four AES plants identified in Paragraph 12.

11.           “Initial Operation” means the initial flow of combustion gases through emission control equipment.

12.           “Plants” means the four AES electricity generating plants that are included in this Consent Decree, located in Dresden, New York (Greenidge), Johnson City, New York (Westover), Corning, New York (Hickling) and Bainbridge, New York (Jennison), owned and operated by AES:

a.                                       The Greenidge plant consists of two generating units known as Unit 3 (Boilers 4 and 5) and Unit 4 (Boiler 6);

b.                                      The Westover plant consists of two generating units known as Unit 7 (Boilers 11 and 12) and Unit 8 (Boiler 13);

c.                                       The Hickling plant consists of two generating units known as Units 1 and 2; and

d.                                      The Jennison plant consists of two generating units known as Units 1 and 2.

13.           “lb/mmBTU” means pounds per million British Thermal Units of heat input.

14.                                 “MW” means a megawatt.

15.                                 “NOx” means oxides of nitrogen.

16.           “Allowance” means an authorization by the State or United States Environmental Protection Agency (“EPA”) under an air pollution control program, including, but not limited to, the federal Title IV Acid Rain program, 6 NYCRR §§ 204, 237, 238, and the proposed Clean Air Interstate Rule, to emit up to a specified amount of pollution during or after a specified calendar year.

17.           “Repower” means the replacement of an existing coal-fired boiler with a new heat source or combustion technology, which would be subject to all applicable laws, regulations and permit requirements.

18.           “Clean Coal Project” or “CCP” means any technology, including technologies applied at the pre-combustion, combustion, or post-combustion stage, at an existing facility that will achieve reductions to the levels set forth in Paragraphs 38 and 42 in air emissions of SO2 or NOx associated with the utilization of coal in the generation of electricity or process steam.

19.           “Multi-Pollutant Control Project” or “MPC Project” means the Clean Coal Project partially funded by the United States Department of Energy (“DOE”) at Greenidge.  The DOE Clean Coal Technology Program, co-funded by government and industry, seeks to demonstrate and deploy advanced clean coal technologies that meet strict environmental standards.  The National Energy Technology Laboratory, a division of DOE, manages this Program.

20.                                 “SCR” means Selective Catalytic Reduction.

21.                                 “SNCR” means Selective Non-Catalytic Reduction.

22.                                 “SO2” means sulfur dioxide.

23.           “SO2 Allowance” means a Clean Air Act Title IV Acid Rain program Allowance, having the same definition of “allowance” found at 42 U.S.C. § 7651a(3): “an authorization, allocated to an affected Unit, by the Administrator [of EPA] under [Subchapter IV of the Act] to emit, during or after a specified calendar year, one ton of sulfur dioxide.”  SO2 Allowance does not mean an Allowance under 6 NYCRR § 238.

24.           “NOx Allowance” means an Allowance of oxides of nitrogen.

25.           The “30-Operating-Day Rolling Average Emission Rate” means and is calculated by: (A) summing for each hour of the Operating Day,  the emission rate for each hour multiplied by the heat input for that hour and dividing the result by the total heat input for the day; and (B)  after the daily averages are determined (as stated in Section (A) of this Paragraph), the same process is repeated using the daily heat inputs and daily average emission rates to determine the 30-day averages.

26.           The “30-Operating-Day Rolling Average Emission Limit”  means and is calculated by: (A) summing for each hour of the day, the emission limit for each hour multiplied by the heat input for that hour and dividing the result by the total heat input for the day; and (B) after the daily averages are determined (as stated in Section (A) of this Paragraph), the same process is repeated using the daily heat inputs and daily average emission rates to determine the 30-day averages.  In the instance when a Unit’s load changes during an hour so that the associated emission limit changes (e.g., the hour when a Unit goes from below Minimum Operating Load to Low Operating Range), the “emission limit for each hour” is defined as the highest of the emission limits that apply during that hour.  Compliance with the 30-Operating-Day Rolling Average requirement is then determined when the 30-Operating-Day Rolling Average Emission Rate is less than or equal to the 30-Operating-Day Rolling Average Emission Limit.

27.           “Calendar Day” for any Unit means any day beginning at 12:00:00 a.m. and ending at 11:59:59 p.m.

28.           “Operating Day” for any Unit means any Calendar Day, starting at 12:00:00 a.m. and ending 11:59:59 p.m., during which the Unit in question fires fossil fuel for one hour or more.

29.           “Minimum Operating Load” means: (1) for Greenidge Unit 4, 42 Gross MW; and (2) for Westover Unit 8, 35 Gross MW.

30.           “High Operating Load” means (1) for Greenidge Unit 4, when the flue gas entering the SCR is at 615 degrees F, to be determined in accordance with Paragraph 38.A., below; and (2) for Westover Unit 8, a certain Gross MW, which will be determined within 60 days after the Initial Operation of a CCP or equivalent control technology.

31.           “Low Operating Range” means: (1) for Greenidge Unit 4, at or above 42 Gross MW to below High Operating Load; and (2) for Westover Unit 8, at or above 35 Gross MW to below High Operating Load.

32.           “Shakedown” means, unless otherwise specified herein, the period starting with Initial Operation, or the date Initial Operation is required by this Consent Decree, whichever comes first, and ending 90 days from the first time after Initial Operation that AES achieves High Operating Load with all CCP project systems (or equivalent control technology systems) in operation or 180 days after Initial Operation or the date Initial Operation is required by this Consent Decree, whichever comes first.

IV.           CIVIL PENALTY

33.           Within thirty days of the date of entry of this Consent Decree by the Court, AES shall pay a civil penalty for the violations alleged herein, including those identified in Paragraph 55, which the State assesses to NYSEG, by sending a check in the amount of seven hundred thousand dollars ($700,000), payable to “State of New York”, addressed to: J. Jared Snyder, Assistant Attorney General, The Capitol, Albany, NY 12224.

34.           With regard to any penalty assessed to NYSEG and due pursuant to this Consent Decree that is not paid by the specified due date, AES shall be liable for and shall pay interest from the due date at the rate specified by the New York Civil Practice Law and Rules for interest on a judgment.  For any penalty due under this Paragraph that AES fails to pay within ninety (90) days of its due date, AES shall pay the State of New York an additional charge of 22% on the penalty amount due in accordance with State Finance Law Section 18.

V.            ENVIRONMENTAL MITIGATION PROJECTS

35.           Within thirty days of a court order approving this Consent Decree, AES shall establish an interest-bearing escrow account, entitled the “AES Environmental Mitigation Project Account,” and shall deposit therein one million dollars ($1,000,000).  Monies included in that account, including any interest that may accrue, shall be used to carry out one or more projects authorized by the DEC and the Office of the Attorney General (“OAG”) that pertain to energy efficiency, renewable energy and/or clean air projects.  Within sixty days of the effective date of this Consent Decree, AES shall propose projects for consideration by the DEC and OAG; such recommendations shall include a proposed schedule for implementing each such project.  Upon the approval of the projects, AES shall act diligently and in good faith to implement or fund the projects, using the Environmental Mitigation Escrow Monies, in accordance with any practicable schedule the State may reasonably establish.  If no projects proposed by AES in the sixty-day period are approved by the DEC and OAG, or if the approved projects will not use up the full sum in the AES Environmental Mitigation Project Account, the DEC and OAG may select for financing projects proposed by the DEC, OAG or other persons or entities.  Any funds remaining in such account five years after the effective date of this Consent Decree shall be paid to the DEC, which shall deposit same in the General Fund of the State of New York.

VI.           EMISSION REDUCTIONS AND CONTROLS

A.                                     REPOWERING/CONTROL/CEASING OPERATIONS OF GREENIDGE UNIT 4

36.           Subject to funding by the DOE and subject to Sections X and XI (Force Majeure and Material Adverse Conditions clauses) of this Consent Decree, AES shall control SO2 and NOx emissions from Greenidge Unit 4 using the MPC Project.  AES shall commence Initial Operation of the MPC Project by September 1, 2006, or a date eighteen months after entry of this Consent Decree, whichever is later (subject to further extension pursuant to the Force Majeure and Material Adverse Conditions clauses).  If, as a result of loss of DOE funding or an event covered by Sections X and XI (Force Majeure and Material Adverse Conditions clauses), AES discontinues its plans to control Greenidge Unit 4 using the MPC Project, it shall provide notice to the DEC and OAG in accordance with Paragraph 76 and Sections X and XI (Notice, Force Majeure and Material Adverse Conditions clauses) herein within ten days of such a decision.

37.           The requirements for the operation of Greenidge Unit 4 using the MPC Project are governed by this Paragraph 37; provided, however, that during the Shakedown period otherwise applicable limits will apply instead of the limits provided below.  Notwithstanding the definition of “Shakedown” contained in paragraph 32, the Shakedown period shall be shortened, by up to 90 days, from 180 days by one day for each day after September 1, 2006 that Initial Operation commences; provided, however, the Shakedown period shall be 90 days from Initial Operation if Initial Operation occurs on or after November 30, 2006.

A.            NOx Emission Control

(i)            Except when Greenidge Unit 4 is operating below Minimum Operating Load or in Low Operating Range, AES will make Good Faith Efforts to achieve a NOx emission rate of 0.10 lb/mmBTU on a 30-Operating-Day Rolling Average.

a.             If this emission level cannot be achieved despite Good Faith Efforts, the emission limit shall be the level achieved within one year of commencement of Initial Operation, which rate shall be no less stringent than 0.15 lb/mmBTU calculated on a 30-Operating-Day Rolling Average. For the time beginning with the end of the Shakedown Period to the date one year after commencement of Initial Operation, the applicable permit limit will be a rate of 0.15 lbs/mmbtu on a 30-Operating-Day Rolling Average.

b.             In the event that an emission rate of 0.10 lbs/mmBTU cannot be achieved, AES shall, within fifteen months of commencement of Initial Operation, submit a final proposed emission rate (and supporting documentation) that would apply when Greenidge Unit 4 is operated at or above High Operating Load.  The DEC shall review the proposal to determine whether it is acceptable.  Upon the DEC’s acceptance of the proposal, which acceptance shall not be unreasonably withheld, the proposed emission rate shall be used to determine compliance with this Consent Decree and any permit incorporating that emission rate.  Any permit incorporating the emission rate required by this Consent Decree shall be modified, if necessary, to reflect the emission rate achieved as a result of the Good Faith Efforts process.  Until such permit modification occurs, the accepted NOx emission rate required by this Consent Decree shall not be exceeded when Greenidge Unit 4 is operating at or above High Operating Load.

c.             No later than 15 months after Initial Operation, AES shall submit to DEC a final definition (and supporting documentation) of High Operating Load for Greenidge Unit 4, which shall not exceed 95 Gross MW.  The DEC shall review the proposal to determine whether it is acceptable.  Upon the DEC’s acceptance of the proposal, which acceptance shall not be unreasonably withheld, the proposed definition of High Operating Load shall be used to determine compliance with this Consent Decree thereafter.  If DEC does not accept the proposal, AES shall submit a revised proposal to DEC.

d.             If Greenidge Unit 4 is operated for more than 1,000 hours in the range of 78 MW to the High Operating Load set forth in Paragraph 37(A)(i)(c) in a calendar year, the High Operating Load definition for the purpose of establishing emission limits as provided in Paragraph 37(A) will revert to 78 MW for the remainder of that calendar year only.  At the beginning of the next calendar year, the High Operating Load definition would be reset pursuant to Paragraph 37(A)(i)(c).

(ii)           When Greenidge Unit 4 is operating below Minimum Operating Load, this Unit shall be subject to the NOx emission limit of 0.42 lb/mmBTU.

(iii)          When Greenidge Unit 4 is operating in Low Operating Range, the Unit shall be subject to the NOx emission limit of 0.28 lb/mmBTU, except as provided below;

a.             No later than twelve months after entry of the Consent Decree or March 1, 2006, whichever is later, AES shall provide the DEC with a preliminary graph, which shall represent SCR inlet temperatures and corresponding NOx emission rates and shall address only those time periods when a unit is operating within the Low Operating Range.  The DEC shall review the preliminary graph and its supporting documentation to determine whether it is acceptable to serve as the graphic representation of the interim NOx emission rate at a given heat input rate and velocity, considering permitted and appropriate ammonia slip limits and requirements.  Acceptance of this preliminary graph shall not be unreasonably withheld.  Once accepted by the DEC, the results of this preliminary graph shall be substituted for the 0.28 lb/mmBTU emission limit applicable to the Low Operating Range.  If the DEC determines that the preliminary graph and its supporting documentation are not acceptable, AES shall submit to the DEC a revised preliminary graph and supporting documentation that takes into account DEC’s comments.  Prior to acceptance of a preliminary graph, the emission rate of 0.28 lb/mmBTU shall continue to be applicable to the Low Operating Range.

b.             For the first twelve months after the Initial Operation of the MPC Project on Greenidge Unit 4, in coordination with the DEC, AES shall, consistent with Good Faith Efforts, modify, if necessary, the NOx control system during Low Operating Range, including adjustments to operational settings.  Within ninety (90) days of completion of the initial year of operation of the NOx emission control system, AES shall submit a final graph representing the final NOx emission rate at a given heat input (together with the supporting documentation used in preparing the final graph), the final NOx emission rate represented by this final graph will not be based on changes in engineering, design, or operations that fall outside of the manufacturer’s equipment warranty requirements and good engineering practices.  The DEC shall review the final graph and its supporting documentation to determine whether that graph is acceptable to serve as the graphic representation of the final NOx emission rate at a given heat input rate during the Low Operating Range.  Upon the DEC’s acceptance of said graph, which acceptance shall not be unreasonably withheld, the DEC-accepted final graph shall be used to determine compliance with this Consent Decree.  Any permit incorporating the emission rate required by this Consent Decree will be modified to reflect the emission rate for the Low Operating Range achieved as a result of the Good Faith Efforts process.  Until such permit modification occurs, during those hours Greenidge

Unit 4 is operating in the Low Operating Range, the NOx emission rate from this Unit shall not exceed the emission rate shown on the DEC-approved final graph.

B.            SO2 Emission Control

(i)            Except when Greenidge Unit 4 is operating below Minimum Operating Load, AES will use Good Faith Efforts to achieve a SO2 removal efficiency of 95%, resulting in a permitted rate of 0.19 lb/mmBTU on a 30-Operating-Day Rolling Average. For the time from the end of the Shakedown period to September 1, 2007, the applicable permit limit will be 90% removal efficiency resulting in a permitted rate of 0.38 lbs/mmbtu on a 30-Operating-Day Rolling Average.

a.             If the emission limit of 0.19 lb/mmBTU cannot be achieved despite Good Faith Efforts, the emission limit shall be the level achieved by September 1, 2007, but in no event less stringent than 90% removal efficiency, resulting in a permitted limit of 0.38 lb/mmBTU, on a 30-Operating-Day Rolling Average.

b.             Within 90 days of September 1, 2007, AES shall submit a final proposed emission rate (and supporting documentation) that will apply when Greenidge Unit 4 is operated at Minimum Operating Load or greater.  The DEC shall review the proposal to determine whether it is acceptable.  Upon DEC’s acceptance of the proposal, which acceptance shall not be unreasonably withheld, the proposed emission rate shall be used to determine compliance with this Consent Decree and any permit incorporating that emission rate.  Any permit incorporating the emission rate required by this Consent Decree shall be modified, if necessary, to reflect the emission rate achieved as a result of the Good Faith Efforts process.  Until such permit modification occurs, the accepted SO2 emission rate shall not be exceeded when Greenidge Unit 4 is operating at Minimum Operating Load or greater.

(ii)           When Greenidge Unit 4 is operating below Minimum Operating Load, the instantaneous sulfur-in-fuel limit set forth at 6 § NYCRR 225-1 applies until the Minimum Operating Load is achieved.  Compliance with this limit shall be determined by comparing the monitored 1-hour average emission rate to the equivalent emission rate as determined according to 6 NYCRR § 225-1.5(b) (i.e. 5.0 lbs SO2/mm Btu).

C.            Within 30 days of the date of entry of this Consent Decree by the Court, AES shall submit to the Department a startup/shutdown plan for Greenidge Unit 4 identifying:

(i)            the time required to achieve Minimum Operating Load during cold, warm and hot startup times based on normal operation (i.e., absent equipment or operational malfunctions);

(ii)           the time required to shut down the unit for a planned outage and unplanned outage;

(iii)          the startup/shutdown plan shall include actual operating data for each type of event that supports the proposed startup and shutdown periods.  Following implementation of the MPC Project, the startup/shutdown plan may be amended to reflect additional, actual operating data.  The startup/shutdown plan shall also include a narrative description of each startup and shutdown condition that provides the technical basis for the time frames necessary for each mode of operation.

(iv) Upon conferring the Parties will agree to establish startup and shutdown time periods to achieve Minimum Operating Load, which periods will reflect good engineering and utility practices and will be based on the maximum expected duration of each startup and shutdown activity.

D.            Upon acceptance of the startup/shutdown plan by the DEC, AES shall implement and follow such plan, and shall not operate Unit 4 below the Minimum Operating Load for a period in excess of any startup time or shutdown time in the plan or below the Minimum Operating Load for any period not described in the plan.

(i)            If Unit 4 operates below the Minimum Operating Load for a period in excess of any startup time or shutdown time in the plan or operates below the Minimum Operating Load for any period not described in the plan, AES must notify the DEC in writing within 10 days as to the cause and duration.

(ii)           AES will not suffer any penalties for operating below Minimum Operating Load in excess of the time frames described in the plan if such operation is excused as unavoidable in accordance with the provisions of 6 N.Y.C.R.R. § 201-1.4 or the New York State Implementation Plan, and AES follows the requirements contained therein.

38.           If the MPC Project is discontinued in accordance with Paragraph 36, AES shall, by December 31, 2009, install control technology that will meet the emission reduction limits described in Paragraph 37 (e.g., flue gas desulfurization (FGD) and SCR), Repower, or cease operations.  For the purpose of this Paragraph 38 only, in the interim, Greenidge Unit 4 shall be subject to the following SO2 emissions caps:

January 1, 2005 through December 31, 2005: 12,125 tons

January 1, 2006 through December 31, 2006: 11,800 tons

January 1, 2007 through December 31, 2007: 11,475 tons

January 1, 2008 through December 31, 2008: 11,150 tons

January 1, 2009 through December 31, 2009: 10,825 tons.

AES shall confirm compliance with these SO2 tonnage caps through compliance with 40 C.F.R. Part 75 reporting and recordkeeping procedures.

39.           Compliance with emission limits at Greenidge Unit 4 shall be calculated using 30-Operating-Day Rolling Averages.

B.                                     REPOWERING/CONTROL/CEASING OPERATIONS OF WESTOVER UNIT 8

40.           By December 31, 2009, AES shall either control, using NOx and SO2 technology similar to the Greenidge MPC Project, Repower or cease operations at Westover Unit 8. By June 1, 2007, AES shall advise both the DEC and OAG of the approach it elects for complying with this Paragraph 40.

41.           Beginning in 2005 and lasting through 2009, Westover Unit 8 shall be subject to the following SO2 emissions caps:

January 1, 2005 through December 31, 2005: 9,500 tons

January 1, 2006 through December 31, 2006: 9,250 tons

January 1, 2007 through December 31, 2007: 9,000 tons

January 1, 2008 through December 31, 2008: 8,750 tons

January 1, 2009 through December 31, 2009: 8,500 tons

AES shall confirm compliance with these SO2 tonnage caps through compliance with 40 C.F.R. Part 75 reporting and recordkeeping procedures.

42.           Should AES elect to install a CCP, similar to Greenidge’s MPC Project or its functional equivalent, the requirements for the operation of Westover Unit 8 are governed by this Paragraph 42 and Initial Operation shall commence no later than December 31, 2009; provided, however, that during the Shakedown period otherwise applicable limits will apply instead of the limits provided below.

A.            NOx Emission Control

(i)            Except when Westover Unit 8 is operating below Minimum Operating Load or in Low Operating Range, AES will make Good Faith Efforts to achieve a NOx emission rate of 0.10 lb/mmBTU on a 30-Operating-Day Rolling Average.

a.             If this emission level cannot be achieved despite Good Faith Efforts, the emission limit shall be the level achieved by a date that is no later than one year after Initial Operation of a CCP that is in no event less stringent than 0.15 lb/mmBTU on a 30-Operating-Day Rolling Average. For the time from the end of the Shakedown period to the date one year after Initial Operation of the CCP, the applicable permit limit will be 0.15 lb/mmBTU.

b.             Within fifteen months of the commencement of Initial Operation, AES shall submit a final proposed emission rate (and supporting documentation) that would apply when Westover 8 is operated at High Operating Load or greater.  The DEC shall review the proposal to determine whether it is acceptable.  Upon DEC’s acceptance of the proposal, which acceptance shall not be unreasonably withheld, the proposed emission rate shall be used to determine compliance with this Consent Decree and any permits incorporating that emission rate.  Any permit incorporating the emission rate required by this Consent Decree shall be modified, if necessary, to reflect the emission rate achieved as a result of the Good Faith Efforts process.  Until such permit modification occurs, the accepted NOx emission rate required by this Consent Decree shall not be exceeded when the Westover Unit 8 is operating at High Operating Load or greater.

(ii)           When Westover Unit 8 is operating below Minimum Operating Load, this Unit shall be subject to the NOx emission limit of 0.42 lb/mmBTU.

(iii)          When Westover Unit 8 is in Low Operation Range, the Unit shall be subject to the NOx emission limit will be 0.28 lb/mmBTU, except as provided below.

a.             At least 6 months prior to Initial Operation, AES shall select its SCR NOx control technology vendor and provide the DEC with a preliminary graph representing SCR inlet temperatures and corresponding NOx emission rates during Low Operating

Range.  The DEC shall review the preliminary graph and its supporting documentation to determine whether it is acceptable to serve as the graphic representation of the interim NOx emission rate at a given heat input rate and velocity, considering permitted and appropriate ammonia slip limits and requirements.  DEC shall not unreasonably withhold acceptance of this preliminary graph.  Once accepted by the DEC, the results of this preliminary graph shall be substituted for the 0.28 lb/mmBTU emission limit applicable to the Low Operating Range. If the DEC determines that the preliminary graph and its supporting documentation are not acceptable, AES shall submit to the DEC a revised preliminary graph and supporting documentation that accounts for DEC’s comments.  Prior to DEC’s acceptance of a preliminary graph, the emission rate of 0.28 lb/mmBTU shall continue to be applicable to the Low Operating Range.

b.             For the first twelve months after the Initial Operation of a CCP on Westover Unit 8, in coordination with DEC, AES shall, consistent with Good Faith Efforts, modify, if necessary, the NOx control system during Low Operating Range, including adjustments to operational settings.  Within ninety (90) days of completion of the initial year of operation of the NOx emission control system, AES shall submit a final graph representing the final NOx emission rate at a given heat input (together with the supporting documentation used in preparing the final graph).  The final NOx emission rate represented by this final graph will not be based on changes in engineering, design, or operations that fall outside of the manufacturer’s equipment warranty requirements and good engineering practices.  The DEC shall review the final graph and its supporting documentation to determine whether that graph is acceptable to serve as the graphic representation of the final NOx emission rate at a given heat input rate during the Low Operating Range.  Upon the DEC’s acceptance of said graph, which acceptance shall not be unreasonably withheld, the DEC-accepted final graph shall be used to determine compliance with this Consent Decree.  Any permit incorporating the emission rate required by this Consent Decree will be modified to reflect the emission rate for the Low Operating Range achieved as a result of the Good Faith Efforts process.  Until such permit modification occurs, during those hours Westover Unit 8 is operating in the Low Operating Range, the NOx emission rate from this Unit shall not exceed the emission rate shown on the DEC-approved final graph.

B.            SO2 Emission Control

(i)            Except when Westover Unit 8 is operating at or below Minimum Operating Load, AES will make Good Faith Efforts to achieve a SO2 removal efficiency of 95%, resulting in a permitted rate of 0.17 lb/mmBTU on a 30–Operating-Day Rolling Average.  For the time from the end of the Shakedown period to December 31, 2010, the applicable permit limit will be 90% removal efficiency, resulting in a permitted rate of 0.34 lbs/mmBTU on a 30-Operating-Day Rolling Average.

a.             If the emission limit of 0.17 lb/mmBTU cannot be achieved despite Good Faith Efforts, the emission limit shall be the level achieved by a date that is no later than one year after the Initial Operation date for the CCP or equivalent technology, but in no event less stringent than 90% removal efficiency, resulting in a permitted rate of 0.34 lb/mmBTU on a 30-Operating-Day Rolling Average.

b.             Within 90 days of December 31, 2010, AES shall submit a final proposed emission rate (and supporting documentation) that will apply when Westover Unit 8 is operated at Minimum Operating Load or greater.  The DEC shall review the proposal to determine whether it is acceptable.  Upon DEC’s acceptance of the proposal, which acceptance shall not be unreasonably withheld, the proposed emission rate shall be used to determine compliance with this Consent Decree and any permit incorporating that emission rate.  Any permit incorporating the emission rate required by this Consent Decree shall be modified, if necessary, to reflect the emission rate achieved as a result of the Good Faith Efforts process.  Until such permit modification occurs, the accepted SO2 emission rate shall not be exceeded when the Unit is operating at Minimum Operating Load or greater.

(ii)           When Westover Unit 8 is operating below Minimum Operating Load, the instantaneous sulfur-in-fuel limit set forth at 6 NYCRR § 225-1 applies to the Unit until the Minimum Operating Load is achieved. Compliance with this limit shall be determined by comparing the monitored 1-hour average emission rate to the equivalent emission rate as determined according to 6 § NYCRR 225-1.5(b) (i.e., 5.0 lb SO2/mm BTU).

C.            Within 30 days of notifying the DEC of its intent to undertake a CCP project at Westover Unit 8, AES shall submit to the DEC a startup/shutdown plan for Westover Unit 8 identifying:

(i)            the time required to achieve Minimum Operating Load during cold, warm and hot startup times based on normal operation (i.e., absent equipment or operational malfunctions);

(ii)           the time required to shut down the unit for a planned outage and unplanned outage;

(iii)          the startup/shutdown plan shall include actual operating data for each type of event that supports the proposed startup and shutdown periods.  Following implementation of a CCP or equivalent technology, the startup/shutdown plan may be amended to reflect additional, actual operating data.  The startup/shutdown plan shall also include a narrative description of each startup and shutdown condition that provides the technical basis for the time frames necessary for each mode of operation.

(iv)  Upon conferring the Parties will agree to establish startup and shutdown time periods to achieve Minimum Load, which periods will reflect good engineering and utility practices and will be based on the maximum expected duration of each startup and shutdown activity.

D.            Upon acceptance of the startup/shutdown plan by the DEC, AES shall implement and follow such plan, and shall not operate Unit 8 below the Minimum Operating Load for a period in excess of any startup time or shutdown time in the plan or below the Minimum Operating Load for any period not described in the plan.

(i)            If Unit 8 operates below the Minimum Operating Load for a period in excess of any startup time or shutdown time in the plan or operates below the Minimum Operating Load for any period not described in the plan, AES must notify the DEC in writing within 10 days as to the cause and duration.

(ii)           AES will not suffer any penalties for operating below Minimum Operating Load in excess of the time frames described in the plan if such operation is excused as unavoidable in accordance with the provisions of 6 N.Y.C.R.R. § 201-1.4 or the New York State Implementation Plan, and AES follows the requirements contained therein.

43.           Compliance with emission limits at Westover Unit 8 shall be calculated using 30- Operating-Day Rolling Averages.

C.                                     PERMITS AND CONTROLLING EMISSIONS USING CLEAN COAL TECHNOLOGY

44.           The emission limits (with corresponding “compliance dates,” i.e., the date each permit limit takes effect pursuant to this Consent Decree) set forth in Paragraphs 37 and 42, shall be incorporated into the Title V or Air State Facility permits for each of those Plants.  Despite this permit incorporation, emission limits must be met by the respective Plants on the applicable compliance dates and not beforehand; further, compliance dates will be used in Allowance calculations (e.g., for Control Period Potential to Emit or “CPPTE” purposes) as a matter of law to reduce Allowance calculations only upon occurrence of the compliance date.  Notwithstanding the reference to Title V and Air State Facility permits in this Consent Decree, the enforcement of such limits shall be in accordance with their own terms and the Clean Air Act.  A Title V or Air State Facility permit shall not be directly enforceable under this Consent Decree, although any term or limit established by or under this Consent Decree shall be enforceable under this Consent Decree (subject to the terms of Section XIII herein), regardless of whether such limit has or will become part of a Title V or Air State Facility permit. Nothing in this Consent Decree shall restrict AES from invoking the startup/shutdown/malfunction excuse provision for unavoidable noncompliance or emergency defense provisions.

D.                                    USE OF SUB-BITUMINOUS COAL

45.           Subject to the conditions set forth in this Paragraph 45, AES is allowed to use up to a 30% blend of sub-bituminous (reduced sulfur) coal at either the Westover or Greenidge plants.  The use of up to a 30% blend of sub-bituminous coal shall be based on the heat input at each of these plants effective January 1, 2005.  For the purposes of this Consent Decree, and based on the condition that the use of up to a 30% blend of sub-bituminous coal at either the Westover or Greenidge plants will not require any physical change to any Unit at either plant other than those required for dust suppression and/or safe operation, the DEC has made a determination that such use does not constitute a change in fuel, is not a physical change and does not result in a change in the method of operation, nor does it result in an increase in any nonattainment contaminant.  As a result, the DEC has determined that the use of up to a 30% blend of sub-bituminous coal at either the Westover or Greenidge plants is not a source project and does not fall within the requirements of 6 NYCRR Subpart 231-2.  Upon execution of this Consent

Decree and the submission of a notice to DEC and EPA Region II seven days prior to the proposed use (per 6 NYCRR § 201-6.5(f)(6)), AES may begin to burn sub-bituminous coal at the Westover and Greenidge plants.

E.                                      GREENIDGE UNIT 3 AND WESTOVER UNIT 7

46.           Greenidge Unit 3 and Westover Unit 7 shall install control technology equivalent to Best Available Control Technology (BACT), be Repowered, or cease operations, no later than December 31, 2009.  During each of the years 2007, 2008 and 2009, Greenidge Unit 3 and Westover Unit 7 shall each be subject to an annual operating limit of 1400 hours, with a SO2 emission rate of 3.0 lb/mmBTU measured on a 30-Operating-Day Rolling Average.  In addition, and for the same time periods, Greenidge Unit 3 and Westover Unit 7 shall be subject to a sulfur-in-fuel limit of 1.5 lb/mmBTU.  Westover Unit 7 compliance will be based on a 30-Operating- Day Rolling Average fuel limit, as a separate stack emission rate cannot be effectively measured.

F.                                      HICKLING AND JENNISON

47.           Hickling Units 1 and 2 shall each have BACT-equivalent control technology installed, be Repowered, or cease operations no later than May 1, 2007.  The continued operation of Hickling Units 1 or 2, and/or any changes to the operations of either of these Units, shall comply with all applicable laws and regulations.

48.           Jennison Units 1 and 2 shall each have BACT-equivalent control technology installed, be Repowered, or cease operations, no later than May 1, 2007.  The continued operation of Jennison Units 1 or 2, and/or any changes to the operations of either of these Units, shall comply with all applicable laws and regulations.

G.                                     VOC and NOx EMISSION REDUCTION CREDITS AND SO2 AND NOx ALLOWANCES

49.           Nothing in this Consent Decree shall be construed to prevent, limit or restrict AES from generating, using or selling VOC ERCs.  Furthermore, for the purpose of this Consent Decree, the parties stipulate that AES is entitled to generate emissions reductions credits (“ERCs”) under 6 NYCRR Part 231 to the extent that implementation of this Consent Decree results in emission reductions below those that would be achieved by reducing the emission rate at Greenidge Unit 4 or Westover Unit 8, to the extent those Units are equipped with a CCP, to the NOx emission rate achieved as a result of the Good Faith Efforts process.  AES will use those ERCs generated in accordance with this Paragraph 49 for projects developed by AES in New York State only and the ERCs shall not be sold to any party not a wholly owned subsidiary of AES or a bona fide purchaser of the AES facilities; however, nothing herein shall be read to prevent AES from generating NOx ERCs for achieving any reductions not required by this Consent Decree nor limiting the sale, exchange or other transfer of such ERCs to third parties.

50.           Allowances Under State Programs

A.            Allowances, other than Federal Clean Air Act Title IV SO2 Allowances, shall be distributed to each of the plants encompassed by the terms of this Consent Decree, pursuant to relevant applicable laws and requirements.  No Allowances, other than Federal Clean Air Act Title

IV SO2 Allowances as provided for in this Consent Decree, shall be surrendered, including Allowances issued pursuant to any allocation.

B.            For the purpose of determining allocations for the limited energy generator Units Greenidge Unit 3 and Westover Unit 7, the reduced operating constraint of 1400 hours per year as set forth in Paragraph 47 of this Consent Decree, shall become effective January 1, 2007.

C.            For the purpose of determining the allocations for Greenidge Unit 4 and Westover Unit 8 under the 6 NYCRR Part 238 SO2 and 6 NCYRR Part 204 and 6 NYCRR Part 237 NOx programs, if those Units are installed using MPC or Clean Coal Technology, the following rates shall be used:

(i)            For Greenidge Unit 4, in 2007 the allowable SO2 emission rate shall be 0.38 lb/mmBTU and for NOx the allowable emission rate shall be 0.15 lb/mmBTU.

(ii)           For Westover Unit 8, in the year following the completion of the control technology, the allowable SO2 emission rate shall be 0.34 lb/mmBTU and for NOx the allowable emission rate shall be 0.15 lb/mmBTU.

51.           Federal Title IV SO2 Allowance Surrender

A.            AES shall surrender excess Federal Clean Air Act Title IV SO2 Allowances for Greenidge Units 3 and 4 and Westover Units 7 and 8, as set forth below, each year commencing as of January 1, 2012.

B.            If either Greenidge Unit 4 or Westover Unit 8 installs an MPC Project or CCP, such surrender shall be above values equivalent to 1859 tons per year for Greenidge Unit 4 and 1303 tons per year for Westover Unit 8; provided, however, in no case shall AES be required to surrender CAA Title IV SO2 Allowances below the levels needed to operate Greenidge Unit 4 or Westover Unit 8 under applicable laws.

(i)            If AES elects to Repower either Greenidge Unit 4 or Westover Unit 8, the Repowered Unit(s) shall retire Federal Clean Air Act Title IV SO2 Allowances each year, commencing as of January 1, 2012 at levels above those permitted.

(ii)           If AES elects to cease operations at either Greenidge Unit 4 or Westover Unit 8 prior to January 1, 2012, such Unit(s) shall retire all Federal Clean Air Act Title IV SO2 Allowances as of January 1, 2012.

C.            For Greenidge Unit 3 and Westover Unit 7, such surrender shall be above values equivalent to 1265 tons per year for Greenidge Unit 3 and 813 tons per year for Westover Unit 7 effective as of January 1, 2012; provided, however, in no case shall AES be required to surrender CAA Title IV SO2 Allowances below the levels needed to operate Greenidge Unit 3 or Westover Unit 7 under applicable laws.

D.            No other Allowances than those described in this Paragraph 52 must be surrendered under this Consent Decree.

H.                                    PROHIBITION ON NETTING CREDITS FOR NOx AND SO2 EMISSION REDUCTIONS

52.           For any and all emission control actions taken by AES to comply with the terms of this Consent Decree, including but not limited to the Repowering of certain Units, any emission reduction achieved shall not be considered as a creditable contemporaneous emission decrease for the purpose of obtaining a netting credit under the PSD and nonattainment NSR programs, except to the extent such decrease is greater than that required by this Consent Decree.  The limitations of this Paragraph 52 shall not apply to the ERCs generated in accordance with Paragraph 49.

VII.          PERMITS AND RESOLUTION OF CLAIMS

A.            PERMITS

53.           In any instance where otherwise applicable law or this Consent Decree requires AES to secure a permit or certificate to authorize constructing or operating any device under this Consent Decree, AES shall take all such measures within its control that are needed to successfully obtain such permit or certificate in a diligent manner.  Such applications shall be completed and submitted to the appropriate authorities to allow sufficient time for all legally required processing and review of the permit or certificate request. AES may construct and operate the MPC Project or a CCP at Greenidge Unit 4 and/or Westover Unit 8 without a State preconstruction permit or any modification to its Title V permits, subject to the future permit amendment provisions of Paragraphs 45 and 55 of this Consent Decree.

54.           Subject to DEC’s determinations in Paragraphs 46 and 54 of this Consent Decree, AES shall apply for amendments to its Title V Operating Permit for the Plants, as necessary, to include in such Title V permits all applicable requirements from this Consent Decree that are consistent with the State Title V program, including all performance, operational, maintenance, and control technology requirements.  AES will apply for such amendments no later than the date that applications for renewal of such permits are required by applicable law.  In its permit renewal applications, AES may list 40 CFR § 52.21 or a State PSD program (if or when one exists) as the applicable requirements for any emission limits set forth or established pursuant to this Consent Decree.  DEC reserves the discretion to review the permit and make appropriate determinations pursuant to applicable laws and regulations; and AES reserves and does not waive any right, claim or defense relative to the permit.

B.            RESOLUTION OF PAST CLAIMS

55.           The State covenants not to sue and releases AES and NYSEG and each of their affiliated companies, officers and directors for all of the civil claims that were or could have been brought by the State against NYSEG and AES for alleged violations at Greenidge Units 3 and 4, Westover Units 7 and 8, Hickling Units 1 and 2, and Jennison Units 1 and 2, prior to and including the date of entry of this Consent Decree, of:

A.            the PSD or Non-Attainment NSR provisions of Parts C and D of the Clean Air Act and 40 C.F.R. § 52.21, and the New Source Performance Standards of 42 U.S.C. § 7411 and 40 C.F.R. Part 60;

B.            6 NYCRR § 200.10 (to the extent it incorporates the federal regulations at 40 C.F.R. § 52.21 and 40 C.F.R. Part 60), 6 NYCRR Parts 200 and 201 (to the extent Parts 200 and

201 relate to the alleged violations that are the subject of this Consent Decree), and Part 231; and

C.            6 NYCRR § 211.2 and related claims at common law, including public nuisance law, pertaining to emissions of NOx, SO2, and particulate matter (including claims brought under New York State Executive Law § 63(12)).

C.            RESOLUTION OF FUTURE CLAIMS

56.           Upon the date of entry of this Consent Decree, the State covenants not to sue or bring administrative enforcement actions against AES for claims under the PSD or Non-Attainment NSR provisions of Parts C and D of the Clean Air Act, 42 U.S.C. § 7401 et seq. or any DEC PSD and/or Nonattainment NSR program; the New Source Performance Standards of 40 C.F.R. Part 60, Subpart D or Da, as applied to modifications and/or reconstructions as defined by 40 C.F.R. Part 60; 6 NYCRR § 200.10 (to the extent it incorporates the federal regulations at 40 C.F.R. § 52.21 (federal PSD), 40 CFR Part 70 (Title V),  40 CFR Part 51 (state Nonattainment NSR) and Part 60 (NSPS), Subpart D or Da, as applied to modifications and/or reconstructions as defined by 40 C.F.R. Part 60), and 6 NYCRR Parts 200, 201, 211, 227 and 231, at Greenidge Units 3 and 4, Westover Units 7 and 8, Hickling Units 1 and 2, and Jennison Units 1 and 2, to the extent such claims are based on the failure to obtain PSD or nonattainment NSR permits (or perform other PSD and/or nonattainment NSR requirements), or undertaking modifications, reconstructions or source projects as defined by 40 C.F.R. Part 60 and § 52.21, or 6 NYCRR Part 231, or to obtain an operating permit, regarding:

A.            work that this Consent Decree expressly directs AES to undertake or which is required to accommodate such work, regardless of when such work is undertaken; or

B.            repairs, replacement or maintenance or other changes not required by this Consent Decree if:

(i)            such change is commenced after the entry of this Consent Decree,

(ii)           such change is commenced during the time this Consent Decree applies to the Unit at which this change has been made, is commenced prior to December 31, 2009 and is completed prior to December 31, 2010;

(iii)          AES is otherwise in material compliance with this Consent Decree; and

(iv)          hourly emission rates of NOx and SO2 at any changed Unit(s), after a Shakedown period not to exceed 180 days, do not exceed the maximum hourly emission rates for NOx and SO2 prior to the change, as measured by 40 C.F.R. § 60.14(h).

57.           The provisions of Paragraph 56 shall terminate on December 31, 2010; provided, however, that the State may not sue AES at any time thereafter for work encompassed within Subparagraphs 56.A and 56.B(ii) or taken by AES for actions otherwise in compliance with applicable law.

VIII.        STIPULATED PENALTIES AND REMEDIES

58.           For purposes of this Consent Decree, within thirty days after written demand from the State, and subject to the provisions of Sections X (Force Majeure), XI (Material Adverse Conditions), XII (Dispute Resolution) and the State’s resolution not to sue for future claims in Paragraphs 56 and 57 of this Consent Decree, AES shall pay the following stipulated penalties to the State for each failure by AES to comply with the terms of this Consent Decree:

A.            (i)            Subject to Paragraphs 36 and 38, for the failure to complete installation of the MPC Project on or Repower, Greenidge Unit 4 by December 31, 2009, after having elected to install such controls or Repower:  $5,000 for each day after December 31, 2009, but before February 1, 2010, that such installation has not been completed, and $10,000 for each day after January 31, 2010, that such installation has not been completed; provided, however, no stipulated penalties shall be payable, or other enforcement action taken against AES, if AES does not operate Greenidge Unit 4 after December 31, 2009, after having elected to install such controls or Repower, and resumes operation only after completing installation of such controls or Repowering.

(ii)           Subject to Paragraphs 36 and 38, for the failure to cease operations of Greenidge Unit 4 by December 31, 2009, after having elected to do so:  $27,500 for each day after December 31, 2009, that Greenidge Unit 4 operates without emission controls or Repowering.

(iii)          Subject to Paragraph 40, for the failure to complete installation of a CCP or other BACT-equivalent control technology on, or Repower, Westover Unit 8 by December 31, 2009, after having elected to install such controls or Repower:  $5,000 for each day after December 31, 2009, but before February 1, 2010, that such installation has not been completed, and $10,000 for each day after January 31, 2010, that such installation has not been completed; provided, however, no stipulated penalties shall be payable, or other enforcement action taken against AES, if AES does not operate Westover Unit 8 after December 31, 2009, after having elected to install such controls or Repower, and resumes operation only after completing installation of such controls or Repowering.

(iv)          Subject to Paragraph 40, for the failure to cease operations of Westover Unit 8 by December 31, 2009, after having elected to do so:  $27,500 for each day after December 31, 2009, that Westover Unit 8 operates without emission controls or Repowering.

(v)           Subject to Paragraph 47, for the failure to complete installation of, or the failure to install, a BACT-equivalent control technology, or Repower, Hickling Units 1 or Unit 2 by May 1, 2007, after having elected to install such controls or Repower:  $5,000 for each day after May 1, 2007, but before June 1, 2010, that such installation has not been completed, and $10,000 for each day after June 1, 2010, that such installation has not been completed; provided, however, no stipulated penalties shall be payable, or other enforcement action taken against AES, if AES does not operate Hickling Units 1 or Unit 2 after May 1, 2007, after having elected to install such controls or Repower, and resumes operation only after completing installation of such controls or Repowering.

(vi)          Subject to Paragraph 48, for the failure to complete installation of, or for the failure to install, a BACT-equivalent control technology or Repower Jennison Units 1 or Unit 2 by May 1, 2007, after having elected to install such controls or Repower:  $5,000 for each day after May 1, 2007, but before June 1, 2010, that such installation has not been completed, and $10,000 for each day after June 1, 2010, that such installation has not been completed; provided, however, no stipulated penalties shall be payable, or other enforcement action taken against AES, if AES does not operate Jennison Units 1 or Unit 2 after May 1, 2007, after having elected to install such controls or Repower, and resumes operation only after completing installation of such controls or Repowering.

(vii)         Subject to Paragraph 47, for the failure to cease operations of Hickling Units 1 and 2 by May 1, 2007, after having elected to do so:  $27,500 for each day after May 1, 2007, that Hickling Units 1 and 2 operates without emission controls or Repowering.

(viii)        Subject to Paragraph 48, for the failure to cease operations of Jennison Units 1 or 2 by May 1, 2007, after having elected to do so:  $27,500 for each day after May 1, 2007, that Jennison Units 1 or 2 operates without emission controls or Repowering.

(ix)           Subject to Paragraph 46, for the failure to complete installation of, or for the failure to install, a BACT-equivalent control technology or Repower Greenidge Unit 3 and/or Westover Unit 7 by December 31, 2009, after having elected to install such controls or Repower:  $5,000 for each day after December 31, 2009, but before February 1, 2010, that such installation has not been completed, and $10,000 for each day after January 31, 2010, that such installation has not been completed; provided, however, no stipulated penalties shall be payable, or other enforcement action taken against AES, if AES does not operate Greenidge Unit 3 and/or Westover Unit 7 after December 31, 2009, after having elected to install such controls or Repower, and resumes operation only after completing installation of such controls or Repowering.

(x)            Subject to Paragraph 46, for the failure to cease operations of Greenidge Unit 3 and/or Westover Unit 7 by December 31, 2009, after having elected to do so:  $27,500 for each day after December 31, 2009, that Greenidge Unit 3 and/or Westover Unit 7 operates without emission controls or Repowering.

(xi)           Subject to Paragraph 51, for the failure to permanently retire federal Clean Air Act Title IV SO2 Allowances: $1,500 per day plus, (a) if the allowances are sold, the value of any consideration received, and (b) if the allowances are used, the value of the allowances used.

(xii)          Subject to Paragraph 49, for violation of any Consent Decree provision relating to the use of ERCs: double the value of any consideration received by AES for any prohibited sale or transfer of each ERC.

(xiii)         Subject to Paragraph 38, for the failure to comply with the Greenidge Unit 4 annual SO2 emission caps: $2,000 per excess ton emitted.

(xiv)        Subject to Paragraph 41, for the failure to comply with the Westover Unit 8 annual SO2 emission caps: $2,000 per excess ton emitted.

B.            For purposes of this Consent Decree, each failure to comply with the maximum permissible emission rate for a 30-Operating-Day rolling average period constitutes a single “occurrence” of a failure to comply with the maximum permissible emission rate.  Violation of the 30-Operating-Day Rolling Average Emission Limit is a violation on every day of the thirty-day period on which the average is based; however, when a new occurrence of a violation of the 30-Operating-Day Rolling Average Emission Limit occurs within less than thirty days, AES shall not pay a daily stipulated penalty for any day of the new occurrence for which a stipulated penalty has already been paid.  No penalties shall be payable under this subparagraph 58.B for a 30-Operating-Day rolling average period that contains one or more “missing data periods,” as 40 C.F.R. § 75.33 uses that term if, after the missing data period or periods are excluded from the determination of the emission rate for that 30-Operating-Day rolling average period, there is no exceedance of the maximum permissible emission rate for that 30-Operating-Day rolling average period.

C.            Subject to Paragraph 58.B of this Consent Decree, in the event of a NOx or SO2 exceedance involving Greenidge Unit 4 or Westover Unit 8 in the first year after Initial Operation of the CCP or equivalent technology on each of those units, the following stipulated penalties are applicable:

(i)            For a NOx exceedance:

If the number of the occurrence of the failure is as noted below, irrespective of the percentage by which the maximum permissible emission rate was exceeded:	then the per-day penalty for that occurrence is as shown below, based upon the percentage by which the maximum permissible rate was exceeded:

	Less than 5%	More than 5% but less than 10%	10% or more
1st through the 30th	$200	$400	$800
31st through the 35th	$400	$600	$900
36th and on	$500	$900	$1000

(ii)           For an SO2 exceedance:

If the number of the occurrence of the failure is as noted below, irrespective of the percentage by which the maximum permissible emission rate was exceeded:	then the per-day penalty for that occurrence is as shown below, based upon the percentage by which the maximum permissible rate was exceeded:

More than 10%
1st through the 30th	$500
31st through the 35th	$600
36th and on	$700

D.            Subject to Paragraph 58.B, for any NOx exceedance or SO2 exceedance involving Greenidge Unit 4 or Westover Unit 8 occurring more than one year after Initial Operation, the State may seek penalties and other relief pursuant to ECL Article 71, and the State shall not be required nor prohibited from considering the number of occurrences of any failures as set forth in Subparagraph 58.C(1) or C(2) of this Consent Decree in assessing any penalty.

E.             For any other violation of this Consent Decree, $2,500 per day, per violation.  Should the State allege any violations under Paragraph 58.A, B, C or E, the State will issue a letter of non-compliance only as its notice of such violation.

59.           Should AES dispute its obligation to pay part or all of a demanded stipulated penalty, it may avoid the imposition of a separate stipulated penalty for the failure to pay the disputed penalty by depositing the disputed amount in a commercial escrow account pending resolution of the matter and by invoking the Dispute Resolution provisions of this Consent Decree within the time provided in this Section VIII of this Consent Decree for payment of the disputed penalty.  If the dispute is thereafter resolved in AES’ favor, the escrowed amount plus accrued escrow interest shall be returned to AES.  If the dispute is resolved in favor of the State, then the State shall be entitled to the escrowed amount determined to be due by the Court, plus accrued escrow interest.  The balance in the escrow account, if any, shall be returned to AES.

60.           The State reserves the right to pursue any additional injunctive relief for AES’ violations of this Consent Decree.  AES shall not be required to remit any stipulated penalty that is disputed in compliance with Section XII of this Consent Decree until the dispute is resolved in favor of the State.  However, nothing in this Paragraph 60 shall be construed to cease the accrual of the stipulated penalties until the dispute is resolved.

IX.           RIGHT OF ENTRY

61.           Any authorized representative of the DEC or OAG, including independent contractors, upon presentation of credentials, shall have a right of entry upon the premises of the plants at any reasonable time for the purpose of monitoring compliance with the provisions of this Consent Decree, including inspecting plant equipment and inspecting and copying all records maintained by AES required by this Consent Decree that are non-privileged; and AES shall not unreasonably interfere with such access.  AES shall retain such records for a period of two (2) years from the termination of this Consent Decree.

X.            FORCE MAJEURE

62.           A.            AES shall not suffer any penalty under this Consent Decree, or be deemed to be in violation hereof or be subject to any proceeding or action, if AES’ compliance with any requirements hereof, including compliance with emission rates, is delayed or rendered impossible by a natural event, war, strike, work stoppage, riot, catastrophe, delays in the issuance of permits or other authorizations (despite diligent efforts by AES to obtain such permits and authorizations in accordance with Paragraph 53) or any other event or circumstance as to which negligence or misconduct on the part of AES was not the proximate cause; provided, however, that AES shall make diligent efforts to comply nonetheless, or minimize such delay, and shall promptly notify the State by telephone and in writing, pursuant to the notice provision of this Consent Decree, after it obtains knowledge of any such condition or event, and request an appropriate extension or modification of this Consent Decree.

B.            For purposes of this Consent Decree, AES will not suffer any penalties for failure to meet the emission tonnage limitations or other emission limits of this Consent Decree if such failure is excused in accordance with the provisions of 6 NYCRR § 201-1.4 or the New York State Implementation Plan, and AES follows the requirements contained therein.

C.            AES shall be entitled to an extension of any deadline for any requirements of this Consent Decree for a period that shall be equal to and fully offset any delay caused by a Force Majeure event.  Nothing in this Subparagraph 62.C of this Consent Decree shall preclude AES from seeking additional extensions subject to DEC’s consent.

63.           Unanticipated or increased costs or expenses associated with the performance of AES’ obligations under this Consent Decree shall not constitute circumstances beyond the control of AES or serve as a basis for an extension of time under this Consent Decree, except as a Material Adverse Condition that may affect the MPC Project or a similar Westover Unit 8 CCP.

XI.                                MATERIAL ADVERSE CONDITIONS

64.           AES shall not be deemed to be in violation of Paragraph 36 due to a Material Adverse Condition.  For the purpose of this Consent Decree, Material Adverse Condition shall mean a change of circumstance which exists on or after the effective date of this Consent Decree, and has a negative impact on the MPC Project’s economic viability in an amount greater than $1,000,000 and causes AES not to proceed with the MPC Project, or causes delays of up to six months regardless of the cost.  AES shall promptly notify the State by telephone and in writing, pursuant to the notice provision of this Consent Decree, after it obtains knowledge of any Material Adverse Condition.

XII.         DISPUTE RESOLUTION

65.           The dispute resolution procedure provided by this Section XII of this Consent Decree shall be available to resolve all disputes arising under this Consent Decree, provided that the Party making such application has first made a good faith attempt to resolve the matter with the other Party.

66.           The dispute resolution procedure required in this Section XII of this Consent Decree shall be invoked by one Party to this Consent Decree giving written notice to the other advising of a dispute sought to be resolved pursuant to this Section.  The notice shall describe the nature of the dispute and shall state the noticing Party’s position with regard to such dispute.  The Parties shall expeditiously schedule a meeting to discuss the dispute informally not later than fourteen (14) days following receipt of such notice.

67.           Disputes submitted to dispute resolution under this Section shall, in the first instance, be the subject of informal good faith negotiations between the Parties.  Such period of informal negotiations shall not extend beyond thirty Calendar Days from the date of the first meeting among the Parties’ representatives unless they agree in writing to shorten or extend this period.

68.           If the Parties are unable to reach agreement during the informal negotiation period, the State shall provide AES with a written summary of its position regarding the dispute.  The written position provided by the State shall be considered binding unless, within thirty Calendar Days thereafter, AES files with this Court a petition which describes the nature of the dispute and seeks resolution.  The State may respond to the petition within forty-five Calendar Days of filing.

69.           Where the nature of the dispute is such that a more timely resolution of the issue is required, the time periods set out in this Section may be shortened upon motion of one of the Parties to the dispute.

70.           As part of the resolution of any dispute under this Section, in appropriate circumstances the Parties may agree to, or this Court may order, an extension to, or modification of, the schedule for completion of work under this Consent Decree to account for the delay that occurred as a result of dispute resolution.

XII.         GENERAL PROVISIONS

71.           Effect of Settlement.  This Consent Decree is not a permit; and except as specifically provided by this Consent Decree, nothing in this Consent Decree shall relieve AES of its obligation to comply with all applicable Federal, State and Local laws and regulations.  Subject to Paragraphs 55 and 56 (Resolution of Past and Future Claims) of this Consent Decree, nothing contained in this Consent Decree shall be construed to prevent or limit the State’s rights to obtain penalties or injunctive relief under the Clean Air Act or other federal, state or local statutes, regulations or causes of action existing now or to be enacted in the future.

72.           Third Parties.  This Consent Decree does not limit, enlarge or affect the rights of any Party to this Consent Decree as against any third party, except as noted herein.

73.           Summary Abatement.  If the DEC Commissioner or her duly authorized representative finds, after investigation, that AES is causing, engaging in, or maintaining a condition or activity which, in her judgment, presents an imminent danger to the health or welfare of the people of this State or results or is likely to result in irreversible or irreparable damage to natural resources and relates to the prevention and abatement powers of the Commissioner and it therefore appears to be prejudicial to the interests of the people of this State to delay action until an opportunity for a hearing can be provided, the terms of this Consent Decree shall not be construed to prohibit the Commissioner or her duly authorized representative, pursuant to ECL § 71-0301, from ordering AES by notice, but without prior hearing, to discontinue, abate, or alleviate such condition or activity.

74.           Indemnification.  AES shall indemnify and hold the DEC, the State, and their representatives and employees harmless for all claims, suits, actions, damages and costs of every name and description (except for claims that may be raised in a citizen suit which seeks to challenge, modify, or add to the penalties or remedies in this Consent Decree) arising out of or resulting from the fulfillment or attempted fulfillment of this Consent Decree by AES, its directors, officers, employees, servants, agents, successors or assigns; provided, however, that AES shall not be liable for any costs related to the defense of any such claims, suits, or actions including attorneys fees and other such costs.

75.           Costs.  Each Party to this action shall bear its own costs and attorneys’ fees.

76.           Notice.  Unless otherwise provided in this Consent Decree, notifications to or communications with the State, NYSEG or AES shall be deemed submitted on the date they are postmarked and sent either by overnight mail, return receipt requested, or by certified or registered mail, return receipt requested.  Notifications shall be sent to the following representatives for each mail by electronic mail and overnight, certified or registered mail at the addresses set forth below:

A.            State:

J. Jared Snyder

State of New York Office of the Attorney General

Environmental Protection Bureau

The Capitol

Albany, New York 12224

Michelle A. Crew

New York State Department of Environmental Conservation

625 Broadway, 14th Floor

Albany, New York 12233-5500

Reggie Parker

RAPCE, Region 7

New York State Department of Environmental Conservation

615 Erie Boulevard West

Syracuse, New York 13204-200

Thomas Marriott

RAPCE, Region 8

New York State Department of Environmental Conservation

6274 E. Avon-Lima Road

Avon, New York 14414-9519

B.                                                                                     AES:

Robert J. Alessi

Counsel for AES

LeBoeuf, Lamb, Greene & MacRae, L.L.P.

99 Washington Avenue, Suite 2020

Albany, New York 12210

Kevin Pierce

Vice-President

AEE 2, LLC

7725 Lake Road

Barker, NY 14012

C.                                                                                     NYSEG

Seth A. Davis

Elias Group

411 Theodore Fremd Ave.

Rye, NY 10850

77.           Modification.  Except as otherwise allowed by law, there shall be no modification of this Consent Decree without written approval by AES and the State and, unless AES and the State agree that the changes are minor, approval of such modification by the Court.

78.           Continuing Jurisdiction.  The Court shall retain jurisdiction of this case after entry of this Consent Decree to enforce compliance with the terms and conditions of this Consent Decree and to take any action necessary or appropriate for its interpretation, construction, execution, or modification.  During the term of this Consent Decree, any Party to this Consent Decree may apply to the Court for any relief necessary to construe or effectuate this Consent Decree.

79.           Complete Agreement.  This Consent Decree constitutes the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree.  The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Consent Decree.

XIII.        TERMINATION

80.           This Consent Decree shall be subject to termination upon motion by the Parties after AES satisfies the material requirements of this Consent Decree (other than those requirements set forth in Paragraphs 51 and 61 [retirement of SO2 Allowances and right of entry clauses], the requirements set forth therein surviving as enforceable provisions beyond termination of this Consent Decree), including payment of all stipulated penalties that may be due, installation of control technology systems as specified herein, the receipt of all permits specified herein, and securing modifications to the Title V Operating Permits for the plants that incorporate all operational limits established under this Consent Decree.

81.           If AES believes it has achieved compliance with the material requirements of this Consent Decree (excluding those requirements set forth in Paragraphs 51 and 61 [retirement of SO2 Allowances and right of entry clauses] as of the date of such certification), then AES shall so certify to the State.  Unless the State objects in writing with specific reasons within sixty days of receipt of AES’ certification, the Court shall order that this Consent Decree be terminated on motion by AES.  If the State objects to AES’ certification, then the matter shall be submitted to the Court for resolution under Section XII of this Consent Decree.

82.           Should any term or other aspect of this Consent Decree be rejected by the Court in whole or in part, AES and the State shall have an absolute, unilateral right to withdraw their consent and terminate this Consent Decree without prejudice or waiver of any claim, right or defense.

Dated: January , 2005	FOR THE PLAINTIFFS:

ERIN M. CROTTY, Commissioner
New York State Department of Environmental Conservation
625 Broadway
Albany, New York 12233-5500

ELIOT SPITZER
Attorney General of the State of New York

by:

J. JARED SNYDER
Assistant Attorney General
Environmental Protection Bureau
The Capitol
Albany, New York 12224
(518) 474-8010
Of counsel

FOR AES:

ROBERT J. ALESSI
Counsel for AES
LeBoeuf, Lamb, Greene & MacRae, L.L.P.
99 Washington Avenue, Suite 2020
Albany, NY 12210

FOR NYSEG:

SETH A. DAVIS
Elias Group
411 Theodore Fremd Ave.
Rye, NY 10850

SO ORDERED, THIS DAY OF , 2005.